Exhibit 10.2

Execution Copy

LINE OF CREDIT AGREEMENT

Dated as of June 29, 2018

between

LEARNING TREE INTERNATIONAL, INC., as Borrower

and

THE KEVIN ROSS GRUNEICH LEGACY TRUST, as Lender

i

Article 1	Definitions	1
1.1	Definitions	1
1.2	Accounting Terms	7
1.3	General Construction	7
1.4	Schedules	7
Article 2	The Loan	7
2.1	The Advances; the Commitment	7
2.2	Interest Rate	8
2.3	The Note	8
2.4	Maturity Date	9
2.5	Prepayment	9
2.6	Taxes	9
2.7	Payments and Computations	10
2.8	Ranking of Loan	10
Article 3	Representations and Warranties OF BORROWER	10
3.1	Organization and Standing	10
3.2	Authority for Agreement; No Conflict	11
3.3	Governmental Consents	11
3.4	Litigation	11
3.5	Borrower SEC Reports	12
3.6	Absence of Undisclosed Liabilities	12
3.7	Taxes	12
3.8	No Defaults	12
3.9	Use of Loan	13
3.10	Approvals and Consents	13
3.11	Liens	13
3.12	Foreign Corrupt Practices Act	13
3.13	Compliance	13
3.14	Investment Company	14
3.15	Full Disclosure	14
Article 4	Representations and Warranties OF the Lender	14
4.1	Legal Capacity	14
4.2	Authority; Enforceability	14

i

4.3	Consents	14
4.4	Governmental Filings and Consents	15
4.5	Litigation	15
4.6	Funds	15
4.7	Investment Experience	15
4.8	Restricted Securities	15
4.9	No General Solicitation	16
4.10	Residence	16
4.11	No Bad Actor Status	16
Article 5	Affirmative Covenants	16
5.1	Reports and Other Information	16
5.2	Ranking of Loan	17
5.3	Preservation, Taxes.	17
5.4	Use of Proceeds	17
5.5	Financial Covenant	17
Article 6	Negative Covenants	18
6.1	Indebtedness	18
6.2	Liens	19
6.3	Mergers, Consolidations, Sales	20
6.4	Modification of Organizational Documents	21
6.5	Transactions with Affiliates	21
6.6	Sale of Equity Securities	21
Article 7	Conditions Precedent	22
7.1	Conditions Precedent to Closing	22
7.2	Conditions Precedent to Each Advance	23
7.3	No Advances Required in Event of Default	23
Article 8	Events of Default	24
8.1	Events of Default	24
8.2	Remedies	25
Article 9	Miscellaneous	25
9.1	Termination	25
9.2	Entire Agreement; No Assignment	25
9.3	Amendment; Waiver; Cumulative Rights	26

ii

9.4	Governing Law	26
9.5	WAIVER OF JURY TRIAL	26
9.6	Notices	26
9.7	Severability and Savings Clause	26
9.8	Counterparts	26
9.9	Indemnity	27
9.10	Further Assurances	27

EXHIBIT A          Promissory Note

EXHIBIT B          Notice of Advance

EXHIBIT C          Notice of Conversion

iii

line of credit agreement

LINE OF CREDIT AGREEMENT, dated as of June 29, 2018, by and between LEARNING TREE INTERNATIONAL, INC., a Delaware corporation (the “Borrower”), and THE KEVIN ROSS GRUNEICH LEGACY TRUST (the “Lender”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lender, on the terms and conditions herein stated, make a Loan by making Advances from time to time to the Borrower; and

WHEREAS, the Lender, on the terms and conditions herein stated, has agreed to make such Loan.

NOW, THEREFORE, the parties hereto agree as follows:

Article 1

Definitions

1.1     Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings set forth below:

“Action” means (a) any action, suit, proceeding, civil prosecution or arbitral action before any Governmental Entity, or (b) any action, suit, proceeding or arbitral action, criminal or civil prosecution, inquiry, examination, audit or investigation by any Governmental Entity.

“Action Capital Line of Credit” means that certain Financing and Security Agreement, dated as of January 5, 2017, between Borrower, Learning Tree International USA, Inc., and Action Capital Corporation.

“Advance” means an advance by the Lender to the Borrower pursuant to Article 2 hereof.

“Affiliate” means, with respect to a Person, any other Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person.

“Agreement” means this Line of Credit Agreement, dated as of the date hereof, between the Borrower and the Lender, as same may be amended from time to time.

“Applicable Laws” means all federal, state, local and foreign statutes, laws, ordinances, judgments, decrees and orders and all governmental rules and regulations, and any other requirement or rule of law (including common law) or other pronouncement of any Governmental Entity having the effect of law, in each case, that is applicable to such Person.

“Base Rate” means an interest rate equal to 5.0% per annum.

“Borrower” has the meaning set forth in the Preamble.

“Borrower Intellectual Property” means the intellectual property owned by or licensed to the Borrower and incorporated in, underlying or used in connection with the customer deliverables or the IT systems, including all (i) granted patents, pending patent applications, and all related continuation, continuation-in-part, divisional, reissue and re-examinations thereof, utility models, statutory invention registrations and design patents; (ii) trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names, and other indicia of source code, and registrations and applications for registration thereof; (iii) copyrights and registrations and applications for registration thereof; (iv) mask works and registrations and applications for registration thereof; (v) computer software, data and documentation; (vi) inventions, trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, unpublished copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information; (vii) other proprietary rights similar to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions); (viii) the courses of instruction utilized by the Borrower and its Subsidiaries in producing and performing the products that the Borrower and its Subsidiaries currently produce, market, sell or license or currently plan to produce, market, sell or license in the future and the services that the Borrower and its Subsidiaries currently provide or currently plan to provide in the future, and (ix) copies and tangible embodiments thereof.

“Borrower SEC Reports” means, collectively, (i) the Borrower’s Annual Reports on Form 10-K, for each of the years ended September 29, 2017, September 30, 2016 and October 2, 2015, in each case, as amended; (ii) the Borrower’s Quarterly Reports on Form 10-Q for each of the fiscal quarters of the Borrower for the fiscal years ended September 29, 2017, September 30, 2016 and October 2, 2015, and for the Borrower’s fiscal quarters through the date of this Agreement; (iii) the Borrower’s Current Reports on Form 8-K since October 2, 2015 and through the date of this Agreement; (iv) the Borrower’s Proxy Statements for the Annual Meetings of Stockholders held in 2018, 2017 and 2016; and (v) all other reports and filings made by the Borrower with the SEC since October 2, 2015; provided, however, that each of the foregoing shall include the financial statements contained in or incorporated by reference into the respective Borrower SEC Report.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in the city of New York, New York are authorized or required by law to close.

“Closing Date” shall mean the date hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means $5,000,000, as such amount may be reduced from time to time pursuant to the terms hereof, and subject to termination upon the occurrence of an Event of Default.

“Common Stock” means the Common Stock, par value $.0001 per share, of the Borrower.

“Conversion Price” has the meaning set forth in Section 2.3(b).

“Conversion Shares” has the meaning set forth in Section 2.3(b).

“Covenant Release Conditions” means that each of the following conditions shall have occurred: (i) not less than three (3) years have elapsed since the Closing Date; (ii) the Lender shall have made Advances to the Borrower aggregating the full Commitment; (iii) no Event of Default shall have occurred and be continuing and no event which with notice or lapse of time or both would constitute an Event of Default shall have occurred and be continuing; (iv) Borrower’s trailing twelve (12)-month EBITDA shall be not less than $5,000,000; and (v) no Material Adverse Effect shall have occurred since the end of the Borrower’s most recently completed fiscal year, or if less than three months since the end of the Borrower’s most recently completed fiscal year, since the end of the Borrower’s preceding fiscal year.

“Default Rate” means the rate equal to the Base Rate plus 2% per annum.

“Dollars” and “$” means such coin or currency of the United States of America as is, at the relevant time, legal tender for the payment of public and private debts.

“EBITDA” means the consolidated earnings of the Borrower and its Subsidiaries, before interest, taxes, depreciation and amortization, measured on a trailing twelve-month period from the date of measurement; provided, however, that there shall be excluded from the calculation of EBITDA for such trailing twelve month period, capital expenditures, classified as such in accordance with GAAP and accounting principles adopted by the Borrower, made by the Borrower during such period; and provided further, that earnings, interest, taxes, depreciation and amortization shall be measured in accordance with the accounting principles consistently applied and used by the Borrower in the financial statements included in the Borrower SEC Reports.

“EBITDA Target” means ($1,000,000)1.

“Euston House Financings” means those certain five (5) “Non Regulated Rental Agreements” entered into between Learning Tree Limited and the lenders party thereto, each as more particularly described in the Borrower SEC Reports.

“Event of Default” has the meaning set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and all regulations thereunder as amended from time to time.

“Governmental Entity” means (i) any foreign, federal, state, provincial, municipal or local government, court, tribunal, administrative agency or department, (ii) any other governmental, government appointed or regulatory authority or (iii) any quasi-governmental authority exercising any regulatory, expropriation or taxing authority that has the force of law under or for the account of any of the above.

1 To be read as negative $1,000,000.

“Indebtedness” means, as of any determination date, without duplication, the aggregate of the following: (i) any and all obligations of the Borrower or any Subsidiary for borrowed money, (ii) any and all obligations of the Borrower or any Subsidiary evidenced by bonds, indentures, notes, loan agreements or other similar instruments, (iii) any and all reimbursement obligations of the Borrower or any Subsidiary arising under: (x) letters of credit, bankers’ acceptances and bank guaranties and (y) surety bonds, performance bonds and similar instruments created for the account thereof, (iv) any and all obligations under credit cards or credit card purchase programs for the account of the Borrower or any Subsidiary, (v) any and all obligations of the Borrower or any Subsidiary under any capitalized lease (the amount thereof being that appearing on the financial statements contained in the Borrower SEC Reports) of the type required to be capitalized in accordance with GAAP, (vi) any unfunded employer obligation of the Borrower in connection with employee benefit plans intended to include a Code Section 401(k) cash or deferred arrangement, including the employer’s share of all Taxes due with respect to such obligations, (vii) any deferred compensation for employees of the Borrower or any Subsidiary, including any unpaid but earned bonuses, including the employer’s portion of any payroll Taxes imposed on the employer with respect to such compensation, (viii) without duplication of items described in any other clause of this definition, any and all deferred, contingent change-of-control or earn-out payments in connection with acquisitions or other transactions entered into by the Borrower or any Subsidiary, including the employer’s portion of any payroll Taxes due with respect to such compensation, (ix) any and all obligations of Borrower or any Subsidiary issued or assumed as the deferred purchase price of property or services purchased by Borrower or any Subsidiary (other than trade debt incurred in the ordinary course of business), and earn-outs and other contingent payments in respect of the acquisitions entered into by Borrower or any Subsidiary until such liability on account of any such earn-out or contingent payment becomes fixed and determinable), (x) the net obligations of the Borrower or any Subsidiary with respect to any interest rate, currency, commodities or similar financial swap or hedge agreement of Borrower or any Subsidiary (such net obligation amount being determined at the close out termination value or marked-to-market value, as applicable, as of such date), (xi) all obligations of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by the Borrower or any Subsidiary, whether or not the obligations secured thereby have been assumed, and (xii) all guarantees of the Borrower or Subsidiary of any of the foregoing.

“Knowledge” means, with respect to an entity, the actual knowledge of any of the directors, the President, the CEO, the COO, the CFO, a partner or the trustee, as applicable, of such entity, after taking into account any knowledge such Person reasonably would have obtained after due inquiry.

“Liability” means any direct or indirect liability, Indebtedness, claim, loss, damage, deficiency, obligation, penalty, responsibility, cost or expense, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, known or unknown, contingent or otherwise.

“Lien” means, with respect to any asset, any mortgage, lien, equity, pledge, charge, security interest, conditional sales contract or encumbrance of any kind in respect of such asset.

“Loan” means the aggregate Advances outstanding under the Note and this Agreement from time to time.

“Loan Documents” means this Agreement, the Note, each Notice of Advance, and any other document, agreement, consent or instrument (excluding the Purchase Agreement) required to be executed by Borrower pursuant to this Agreement, all as may be extended, amended and/or modified from time to time.

“Material Adverse Effect” means any change, effect, event, circumstance or development that, individually or when taken together with all other such similar or related changes, effects, events, circumstances or developments has had, or would reasonably be expected to have, a material adverse effect on (i) the business, assets (whether tangible or intangible), Liabilities, condition (financial or otherwise), results of operations or prospects of the Borrower and its Subsidiaries, taken as a whole, or (ii) the ability of the Borrower to perform its obligations pursuant to this Agreement and the other Loan Documents and to consummate the transactions contemplated hereby and thereby, excluding, in each case the impact of any changes, effects, events, circumstances or developments arising from: (A) general economic, capital or financial markets or industry conditions (including changes in interest rates); (B) conditions generally affecting any of the industries in which the Borrower and its Subsidiaries operate; (C) acts of God, natural disasters, calamities, national or international political or social conditions, including the engagement by any country in hostility (whether commenced before, on or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war), or the occurrence of a military or terrorist attack; (D) changes in Applicable Laws or GAAP (or, in each case, any interpretation thereof) or in any regulatory, political, economic or business conditions generally after the date hereof; (E) any failure of the Borrower to meet any financial or non-financial projections, forecasts or estimates (it being understood that the underlying facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether such underlying facts and circumstances had, or would reasonably be expected to have, a Material Adverse Effect); (F) the execution or announcement of this Agreement, the Securities Purchase Agreement or the transactions contemplated hereby or thereby; (G) compliance by Borrower and its Subsidiaries with the express terms of this Agreement; or (H) actions taken or omitted to be taken at the written request or with the written consent of the Lender; provided, however, that any event or occurrence listed in clauses (A) and/or (D) that materially impacts the Borrower and its Subsidiaries in a manner materially disproportionate to the impact on other companies in the industry in which the Borrower and its Subsidiaries operate will not be excluded.

“Maturity Date” means June 29, 2028, or such earlier date on which the Maturity Date is accelerated pursuant to the provisions of Section 8.2 hereof.

“Note” means the convertible promissory note executed and delivered by the Borrower in substantially the form of Exhibit A.

“Notice of Advance” means the written notice of advance in substantially the form of Exhibit B.

“Notice of Conversion” means the written notice of conversion of all or a portion of the outstanding balance of the Loan into Conversion Shares, in substantially the form of Exhibit C.

“Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by a Governmental Entity.

“Permitted Liens” means any Lien permitted by Section 6.2.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Pledge Agreements” means (i) that certain Pledge Agreement, dated as of June 30, 2015, between the Borrower and HSBC Bank USA; (ii) that certain Security Over Cash, Credit Balances and Deposit Instruments by Customer, dated as of September 19, 2016, between Borrower and HSBC Bank Canada; (iii) that certain Facility Letter, dated as of September 19, 2016, between Borrower and HSBC Bank Canada; and (iv) that certain undated Security Over Cash Deposits – Direct, between Learning Tree International Limited and HSBC Bank plc.

“Purchase Agreement” means the Securities Purchase Agreement, dated as of June __, 2018, by and among Dr. David C. Collins And Mary C. Collins, The David C. Collins 1997 Trust, The Mary C. Collins 1997 Trust, DCMA Holdings, L.P., The Adventures In Learning Foundation, The Collins Family Foundation, The Collins Family Trust, The Collins Charitable Remainder Unitrust No. 97-1, collectively, as the Sellers; the Borrower; and the Lender, as Buyer.

“SEC” means the Securities and Exchange Commission of the United States.

“Securities” has the meaning set forth in Section 4.8.

“Securities Act” means the Securities Act of 1933, as amended, and all regulations thereunder as amended from time to time.

“Subsidiary” means a corporation, partnership, trust, limited liability company or other entity in which a Person, directly or indirectly, owns stock or other ownership interests representing (i) more than 50% of the voting power of all outstanding capital stock or equity ownership of such entity or (ii) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of capital stock or equity ownership upon a liquidation or dissolution of such entity.

“Tax” or “Taxes” means any tax of any kind whatsoever including any net income, corporate, capital gains, capital acquisitions, inheritance, gift, alternative minimum, add-on minimum, gross income, gross receipts, sales, use, ad valorem, transfer, registration, franchise, profits, license, withholding, estimated, payroll, employment, social security (or similar), unemployment, disability, excise, severance, stamp, customs duty, occupation, premium, property, environmental, value added or windfall profit tax, or any other tax, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such item (domestic or foreign).

“Tax Return” means any return, statement, report or form (including information returns and reports) filed or required to be filed with a Governmental Entity (in each case) with respect to Taxes.

“Termination Date” means one (1) month prior to the Maturity Date.

1.2     Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistently applied (“GAAP”), as it applies to an accrual basis of accounting, as in effect from time to time as satisfactory to the Lender in its reasonable discretion, except as otherwise specifically provided herein.

1.3     General Construction. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” The term “hereof”, “hereby”, “hereto”, “hereunder” and similar terms mean this Agreement, the term “heretofore” means before, and the term “hereafter” means after, the effective date hereof.

1.4     Schedules. In connection with future Advances pursuant to this Agreement, Borrower shall have the option to provide Lender with updates to the Schedules to this Agreement; provided, that, Lender, in its discretion, may consider whether the facts disclosed in the updated information evidence a breach of the representations and warranties being made or deemed made pursuant to this Agreement as of the date of this Agreement or as of the date of such Advance.

Article 2

The Loan

2.1     The Advances; the Commitment.

(a)     Subject to the terms and conditions set forth in this Agreement, the Lender agrees to make Advances to the Borrower, pursuant to the Notice of Advance, from time to time on any Business Day during the period from the Closing Date until the Termination Date with the aggregate amount of Advances made not to exceed the Commitment. Advances may only be made on the first Business Day of the Borrower’s fiscal quarter, and shall be requested in writing by the Borrower pursuant to a Notice of Advance, delivered not less than two (2) Business Days prior to the date of the requested Advance. Subject to the satisfaction of all conditions to the making of any Advance set forth in Section 7.2, and the availability of the Commitment as reduced by any Advances previously made to the Borrower hereunder, the Lender shall fund an Advance on the date of funding by wire transfer of the amount of the Advance to the account of the Borrower as set forth in the Notice of Advance. Each Advance shall be in a minimum principal amount of $250,000 and may be in multiples thereof, not to exceed $1,000,000 per Advance. Notwithstanding the foregoing, on the initial Closing under this Agreement, the Borrower may request an Advance of up to $2,000,000.

(b)     The maximum aggregate amount of all Advances made shall not exceed the Commitment. No Advances may be made after the Termination Date. Each Advance shall permanently reduce the Commitment, and once repaid, the amount of an Advance may not be reborrowed.

2.2     Interest Rate.

(a)     With respect to each Advance hereunder, the Borrow shall pay to the Lender, on a quarterly basis, in arrears, interest on the outstanding principal amount from the date of each such Advance at a rate per annum equal to the Base Rate. Interest shall be payable on the last day of each fiscal quarter of the Borrower, on each date that principal payments are paid, and on the Maturity Date.

(b)     Upon the occurrence and during the continuance of an Event of Default, the entire outstanding amount of the Loan shall bear interest from and after the date on which such Event of Default occurred, and the Borrower shall pay such interest at the Default Rate on demand, or if no demand is made, in accordance with Section 2.2(a) above, until such time as (i) the entire principal amount of the Loan, or so much thereof as may be then outstanding under this Agreement and the Note, together with all accrued interest thereon, and all charges, amounts and other sums evidenced by this Agreement and the Note and the other Loan Documents shall have been paid to the Lender, or (ii) the Event of Default has been cured by Borrower to the satisfaction of Lender or waived by Lender (in the Lender’s sole discretion), whichever is earlier. Upon the cure or waiver of an Event of Default, the interest rate hereunder shall be as set forth in Section 2.2(a).

(c)     Notwithstanding anything set forth herein to the contrary, in no event shall the total amount of all charges payable under this Agreement or under any of the Loan Documents which are or would, under Applicable Law, be held to be in the nature of interest exceed the maximum rate permitted to be charged under applicable law. Should the Lender receive any payment which is or would be in excess of that maximum rate permitted to be charged under any such applicable law, such payment shall have been, and shall be deemed to have been, made in error, and, at the option of the Lender, shall be applied against any of the obligations evidenced and/or secured by the Loan Documents or returned to the Borrower.

2.3     The Note.

(a)     The Loan shall be evidenced by the Note executed and delivered by the Borrower in the maximum amount of the Commitment. The Lender shall, and the Borrower hereby irrevocably authorizes the Lender to, endorse on a schedule forming a part of the Note, appropriate notations evidencing (i) the date and amount of each Advance and each payment of principal with respect to the Loan, and (ii) the date and amount of the outstanding principal amount, or portion thereof, of the Loan converted into Conversion Shares in accordance with this Agreement and the Note; provided, however, that, the failure by the Lender to make any such endorsements or notations shall not affect any obligations of the Borrower under this Agreement and the Note.

(b)     The principal amount of the outstanding Loan shall be convertible in whole or in part (in a minimum amount of $100,000), at the option of the Lender in its sole discretion at any time prior to the Maturity Date, into shares of Common Stock (“Conversion Shares”) initially at a price per share of $1.00, subject to downward adjustment pursuant to Section 6.6 ( the “Conversion Price”), and otherwise in accordance with the terms of the Note. No fractional Conversion Shares shall be issued, and any amounts that would otherwise result in a fractional share being issued shall be paid in cash to the Lender. At the time of conversion of all or a portion of the principal amount of the Note, all outstanding accrued interest on the principal amount being converted shall be paid in cash to the Lender.

(c)     As promptly as practicable after receipt of a Notice of Conversion that provides for the conversion of the Note into Conversion Shares, the Borrower will issue and deliver to the Lender a certificate or certificates evidencing the Conversion Shares (if certificated), or if the Conversion Shares are not certificated, will deliver evidence that such shares have been issued in book-entry form on the Borrower’s share register reflecting the Conversion Shares held by the Lender.

(d)     The Note and the certificates evidencing the Conversion Shares shall bear the following legend (unless such securities shall be registered under the Securities Act):

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR UPON RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT.

2.4      Maturity Date. The Loan shall be due and payable by the Borrower to the Lender on the Maturity Date, subject to acceleration as permitted hereunder.

2.5     Prepayment. The Borrower shall have the right to voluntarily prepay any amount hereunder in whole or in part (but if in part, in minimum amounts of $100,000), upon at least three (3) Business Days’ prior written notice to the Lender, with accrued interest to the date of such prepayment on the amount prepaid, without premium or penalty. Amounts repaid or prepaid may not be reborrowed.

2.6     Taxes. Any and all payments by the Borrower hereunder, under the Note or under any other Loan Document shall be made, in accordance with this Agreement, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings imposed by the United States or any State thereof (including any political subdivision or taxing authority thereof), to the extent such items are in the nature of taxes, and all liabilities with respect thereto (all such imposts, deductions, charges or withholdings and liabilities with respect thereto being hereinafter referred to as “Taxes”); provided that, Taxes shall not include taxes imposed on the Lender’s income by the United States or any state thereof (including any political subdivision or taxing authority thereof). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder, under the Note or under any other Loan Document to the Lender, (i) the sum payable under this Agreement shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this provision) the Lender receives an amount equal to the sum it would have received had no such deductions been made, and (ii) the Borrower shall pay the full amount deducted to the relevant taxation authority in accordance with applicable law and such amount paid to the relevant taxing authority (together with the amount paid to Lender) shall be credited toward the increased amount to be paid under clause (i) above.

2.7     Payments and Computations. Payments of principal and payments of interest and any other charges under this Agreement, the Note or any other Loan Document are to be made by the Borrower to the Lender, in Dollars, in immediately available funds by 3:00 P.M. Eastern time on the date such payment is due. If any payment would otherwise be due on a day which is not a Business Day, then such payment shall be due on the next succeeding Business Day, and interest shall accrue up to but not including such Business Day. Interest shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed, from and including the first day hereof. All payments made by the Borrower hereunder, under the Note or under any other Loan Document for any reason will be made, in accordance with this Agreement, free and clear of and without deduction for, any set off, counterclaim or defenses. Except for notice and grace periods specifically provided for herein, presentment for payment, notice of dishonor, protest and notice of protest are hereby waived. The receipt by the Lender of payments of interest or principal hereunder or any other sums due hereunder with knowledge on the part of the Lender of the existence of a default hereunder shall not be deemed a waiver of such default. No payment by the Borrower or receipt by the Lender of less than the full amount of interest, principal and/or the other sums due hereunder shall be deemed to be other than on account of all such interest, principal and other sums and (except as expressly set forth herein to the contrary) shall be applied as promptly as practicable against such interest, principal and/or other sums in such order as the Lender shall choose in its sole and absolute discretion.

2.8     Ranking of Loan. The obligations of the Borrower hereunder and under the Note are unsecured obligations of the Borrower which shall rank pari passu with all other unsecured obligations of the Borrower.

Article 3

Representations and Warranties OF BORROWER

The Borrower represents and warrants to the Lender as follows:

3.1     Organization and Standing. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as presently conducted and as proposed to be conducted by it, to enter into and perform this Agreement, the other Loan Documents to which it is a party and all other agreements required to be executed by the Borrower at or prior to the Closing, and to consummate the transactions contemplated hereby and thereby. The Borrower is qualified to do business as a foreign corporation and is in good standing in each of the jurisdictions in which the failure to so qualify would have a Material Adverse Effect.

3.2     Authority for Agreement; No Conflict. The execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents and the consummation by the Borrower of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action. This Agreement has been, and the other Loan Documents when executed will be, duly executed and delivered by the Borrower and constitute valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights and remedies generally, to general principles of equity (including principles of commercial reasonableness, good faith and fair dealing), regardless of whether enforcement is sought in a proceeding at law or in equity. The execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower is a party will not (a) conflict with or violate any provision of the certificate of incorporation, by-laws and other organizational documents of the Borrower, (b) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of Indebtedness, Lien or other arrangement to which the Borrower is a party or by which the Borrower is bound or to which its assets are subject, in a manner that would or would reasonably be expected to result in a Material Adverse Effect, (c) result in the imposition of any Lien upon any assets of the Borrower or (d) violate any Applicable Laws or any Order to which the Borrower or its assets is subject in a manner that would reasonably be expected to constitute a Material Adverse Effect.

3.3     Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity is required on the part of the Borrower in connection with the execution, delivery and performance of this Agreement and the other Loan Documents, except such filings as shall have been made prior to and shall be effective on and as of the Closing and such filings required to be made after the Closing under applicable federal and state securities laws

3.4     Litigation. There is no Action pending, or to the Borrower’s Knowledge, threatened in writing to be brought, against the Borrower, which questions the validity of this Agreement. Except as set forth in the Borrower SEC Reports, there is no Action required to be disclosed in the Borrower SEC Reports as of the date of such filing which have not been disclosed. Except as set forth on Schedule 3.4, to the Borrower’s Knowledge, there is no Action pending, or threatened in writing to be brought, against the Borrower or any Subsidiary which would or would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. Neither the Borrower nor any Subsidiary is subject to any Order which would or would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect for the Borrower. Except as set forth on Schedule 3.4, there is no Action pending against the Borrower or any Subsidiary, and no Borrower or Subsidiary has received any written threat of an Action that would not be covered by insurance against the Borrower or any Subsidiary, in each case by reason of the past employment relationships of any of the employees or independent contractors of the Borrower or any Subsidiary.

3.5     Borrower SEC Reports. The Borrower is current in the filing with the SEC of the periodic and current reports required pursuant to the Exchange Act. As of the date of this Agreement, the Borrower has filed or furnished to, as applicable, with the SEC through May 31, 2018, all forms, reports, schedules, registration statements, proxy statements, certifications and other documents required to be filed or furnished by the Borrower with the SEC since October 2, 2015. As of their respective dates or if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), (a) the Borrower SEC Reports complied as to form in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, as applicable to such Borrower SEC Reports, and (b) none of the Borrower SEC Reports contained, at the time such Borrower SEC Report was filed, or if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseded filing, and, in the case of any proxy statement, at the date mailed to the stockholders (as supplemented or amended, as the case may be) and at the date of the meeting, any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.6     Absence of Undisclosed Liabilities. Neither the Borrower nor any Subsidiary thereof has any Liability required to be disclosed in the Borrower SEC Reports (including the financial statements included or incorporated by reference therein) which has not been so disclosed. Except as set forth in Schedule 3.6, all Liabilities of the Borrower and its Subsidiaries have been incurred in connection with the ordinary course of business and, would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

3.7     Taxes. The amount shown in the Borrower SEC Reports as a provision for Taxes is sufficient in all material respects for the payment of all unpaid Taxes for all periods ending on or before the date thereof. The Borrower has timely filed or obtained presently effective extensions with respect to all material Tax Returns that are or were required to be filed by it, such Tax Returns are complete and accurate in all material respects and all Taxes shown thereon to be due and owing have been timely paid. All material Taxes that the Borrower is or was required by law to have withheld or collected have been duly withheld or collected and, to the extent required, have been timely paid to the proper Governmental Entity. Except as set forth on Schedule 3.7, there is no audit or controversy with respect to Taxes that is pending or, to the Borrower’s Knowledge, threatened in writing.

3.8     No Defaults. No event has occurred or failed to occur and no condition exists which, upon the execution and delivery of this Agreement and the other Loan Documents, would constitute an Event of Default or would, with the giving of notice or the lapse of time, or both, constitute an Event of Default. None of the Borrower nor any Subsidiary thereof (a) is in payment default under any outstanding material Indebtedness, or (b) is in default under any covenant, or other non-monetary agreement or obligation contained in any Indebtedness, agreements or other instruments to which it is a party which covenant default would reasonably be expected to result in a Material Adverse Effect.

3.9     Use of Loan. None of the Borrower or its Subsidiaries is engaged principally, or as of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U and X of the Board of Governors of the Federal Reserve System) and no part of the proceeds of the Loan have been used to acquire any margin stock. The proceeds of the Loan will be used to provide working capital for the Borrower and its Subsidiaries.

3.10     Approvals and Consents. All consents, licenses, approvals and authorizations of, and registrations, declarations and other filings with, any governmental agency, official or authority which the Borrower is required to obtain in connection with the execution, delivery, performance or validity of, or payment under, this Agreement and the other Loan Documents have been duly obtained and are in full force and effect other than filings required pursuant to the Securities Act and other applicable securities laws and regulations.

3.11     Liens. The Borrower and its Subsidiaries have good and marketable title to its material assets, free and clear of all Liens (other than Permitted Liens) or as otherwise set forth in the Borrower SEC Reports. Except for Permitted Liens, no Indebtedness of the Borrower or any Subsidiary is secured by or otherwise benefits from any Lien on or with respect to the whole or any material part of the assets of the Borrower, except as otherwise set forth in the Borrower SEC Reports.

3.12     Foreign Corrupt Practices Act. Except as set forth in Schedule 3.12, to Borrower’s Knowledge, none of the Borrower, any Subsidiary thereof or any of their respective officers or employees have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (a) influencing any official act or decision of such official, party or candidate, (b) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (c) securing any improper advantage, in the case of (a), (b) and (c) above in order to assist the Borrower or any of its Affiliates in obtaining or retaining business for or with, or directing business to, any person. None of the Borrower, any Subsidiary or any of their respective officers or employees have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation. To Borrower’s Knowledge, none of the Borrower, any Subsidiary or any of their respective Affiliates, or to the Borrower’s Knowledge, any of their respective officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption law.

3.13     Compliance. Since October 2, 2015, each of the Borrower and its Subsidiaries has, in all material respects, complied with all laws, regulations and orders applicable to its business as currently conducted or proposed to be conducted, and has all material permits and licenses required thereby, where lack of such compliance or absence of such permits and licenses has or would reasonably be expected to result in a Material Adverse Effect.

3.14     Investment Company. The Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.15     Full Disclosure. Except as set forth in Schedule 3.15, there is no fact which the Borrower has not disclosed in writing to the Lender (including financial statements and Tax Returns furnished to the Lender) which has resulted in or would reasonably be expected to result in a Material Adverse Effect, or which has or would materially affect the ability of the Borrower to perform this Agreement, the other Loan Documents, or to pay when due its obligations under this Loan Agreement or the other Loan Documents when due pursuant to this Agreement.

Article 4

Representations and Warranties OF the Lender

The Lender represents and warrants to the Borrower as follows:

4.1     Legal Capacity. The Lender is a trust created under the law of the State of Utah, and has all necessary power and authority to execute, deliver and perform this Agreement.

4.2     Authority; Enforceability.

(a)     The Lender has been duly formed and the Lender and the trustee (on behalf of the Lender) each have full power and authority to execute and deliver this Agreement and the other Loan Documents to which the Lender is a party and to consummate the transactions contemplated hereby and thereby.

(b)     This Agreement and each other Loan Document to which the Lender is a party have been or will be duly executed and delivered by the Lender, and constitute the legal, valid, and binding obligations of the Lender, enforceable against the Lender in accordance with its respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights and remedies generally, to general principles of equity (including principles of commercial reasonableness, good faith and fair dealing), regardless of whether enforcement is sought in a proceeding at law or in equity.

4.3     Consents. The execution and delivery of this Agreement and the other Loan Documents to which the Lender is a party and the consummation of the transactions contemplated hereby and thereby will not (a) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Lien or other arrangement to which the Lender is a party or by which the Lender is bound or to which the Lender’s assets are subject, (b) result in the imposition of any Lien upon any assets of the Lender or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Lender, except, in each case, to the extent such conflict, breach, default, acceleration, termination, modification, cancellation, notice, waiver, Lien or violation would not, individually or in the aggregate, prevent, materially alter or materially delay the transactions contemplated by this Agreement.

4.4     Governmental Filings and Consents. No consent of any Governmental Entity is required on the part of the Lender in connection with the execution and delivery of this Agreement or any of the Loan Documents or the consummation of the transactions contemplated hereby or thereby, except for (a) such consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not prevent, materially alter or materially delay the consummation of the transactions contemplated by this Agreement, and (b) filings to be made under the Exchange Act promptly following consummation of the transactions contemplated hereby.

4.5     Litigation. There is no Action pending, or to the Lender’s Knowledge threatened in writing, against the Lender which questions the validity of this Agreement, which impairs or limits the ability of the Lender to perform its obligations under this Agreement, or which might, individually or in the aggregate, prevent, materially alter or materially delay the ability of the Lender to consummate the transactions contemplated hereby.

4.6     Funds. The Lender has, and will have on the date of each Advance, sufficient funds to make such Advance in accordance with this Agreement.

4.7     Investment Experience. The Lender is (i) an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act and (ii) is able to bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities. The Lender confirms that the Securities will be acquired by the Lender for the Lender’s own account, and not with a view to the resale or distribution of any part thereof, and that the Lender has no current intention of selling, granting any participation in or otherwise distributing the Securities. The Lender represents that the Lender has not been organized solely for the purpose of acquiring the Securities. The Lender acknowledges and agrees that (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Borrower set forth in this Agreement and the other Loan Documents, and (b) neither the Borrower nor its officers, directors, affiliates, agents or representatives has made any representation or warranty with respect to the business of the Borrower, except as expressly set forth in this Agreement and the other Loan Documents.

4.8     Restricted Securities. The Lender understands that the Note and the Conversion Shares (the “Securities”) have not been, and will not be, registered under the Securities Act or any state securities laws, by reason of specific exemptions under the provisions thereof which depend upon, among other things, the bona fide nature of the investment intent and the accuracy of the Lender’s representations as expressed herein. The Lender understands that the Securities are “restricted securities” under U.S. federal and applicable state securities laws and that, pursuant to these laws, the Lender must hold the Securities indefinitely unless they are registered with the SEC and registered or qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Lender understands that the Securities bear a legend to the foregoing effect and that the Conversion Shares will continue to bear a substantially similar legend. The Lender acknowledges that the Borrower has no obligation to register or qualify the Securities for resale and further acknowledges that, if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to the Borrower, which are outside of the Lender’s control, and which the Borrower is under no obligation, and may not be able, to satisfy.

4.9     No General Solicitation. The Lender acknowledges that neither the Borrower nor any other person offered to sell the Securities to it by means of any form of general solicitation or advertising within the meaning of Rule 502 of Regulation D under the Securities Act or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act.

4.10     Residence. The Lender’s principal place of business is located in the state identified in the address provided to the Borrower in writing as contemplated on the signature page hereto.

4.11     No Bad Actor Status. The Lender is not, nor have any of the Lender’s affiliates been, subject to any of the orders, judgments, decrees or other conditions set forth in Rule 506(d) of Regulation D promulgated under the Securities Act.

Article 5

Affirmative Covenants

In addition to the other undertakings contained in this Agreement, the Borrower hereby covenants to the Lender that, until the principal amount of the Loan, all interest thereon and all other amounts payable under this Agreement, the Note and the other Loan Documents have been paid to the Lender in full or for so long as the Commitment is outstanding, the Borrower shall perform the following obligations:

5.1     Reports and Other Information.

(a)     The Borrower covenants and agrees that it (i) shall keep and maintain complete and accurate books and records of its financial condition and (ii) shall permit the Lender and any authorized representatives of the Lender to have access to and to inspect, examine and make copies of the books and records, any and all accounts, data and other documents of the Borrower, at all reasonable times upon the giving of reasonable notice of such intent. The Borrower shall also provide to the Lender such financial statements and other documentation as the Lender may reasonably request from time to time, and with such other information, in such detail as may reasonably be required by the Lender.

(b)     The Lender shall have the right, at any time and from time to time upon the occurrence and continuation of an Event of Default, to audit the books and records of the Borrower and its Subsidiaries. In the event that the Lender audits any such books and records, the Lender shall have the right, in its reasonable discretion, to choose the auditor. The Borrower shall cooperate with the Lender in connection with any such independent audit. The Borrower shall be obligated to pay for the reasonable out-of-pocket cost of any such audit.

(c)     The Borrower shall promptly notify the Lender of (i) the occurrence of any Event of Default or event that with notice or lapse of time or both, shall constitute an Event of Default, (ii) the occurrence of any event of default or material breach of any agreement or covenant or the occurrence or non-occurrence of any other event which, with the giving of notice or the lapse of time, or both would constitute an event of default or breach under any other agreement to which the Borrower or any Subsidiary is a party, which, individually or in the aggregate, would or would be reasonably expected to result in a Material Adverse Effect, (iii) the commencement, settlement or conclusion of any Action by or against the Borrower or any Subsidiary, and (iv) any event which would or would be reasonably expected to result in a Material Adverse Effect.

(d)     The Borrower shall provide to the Lender (i) promptly upon the filing thereof with the SEC a copy of each Borrower SEC Report and each other filing by the Borrower with the SEC, under the Securities Act, the Exchange Act or otherwise, and (ii) promptly upon the sending thereof, notices and all communications to the stockholders of the Borrower.

(e)     The Borrower shall also provide the Lender with such other information relating to the Borrower and its Subsidiaries as the Lender may from time to time reasonably request.

5.2     Ranking of Loan. The Loan and all other sums payable by the Borrower hereunder shall be unsecured obligations of Borrower which rank pari passu with all other unsecured Indebtedness of the Borrower.

5.3     Preservation, Taxes.. The Borrower shall (a) preserve and maintain its legal existence, material rights, privileges and franchises and the legal existence, material rights, privileges and franchises of each of its Subsidiaries; (b) comply, and cause each of its Subsidiaries to comply, with all Applicable Laws if failure to comply with such Applicable Laws, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect; and (c) pay and discharge all material Taxes, except for any such Taxes the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained.

5.4     Use of Proceeds. The Borrower will use the proceeds of the Loan solely in compliance with all Applicable Laws, including without limitation, Regulations U and X of the Board of Governors of the Federal Reserve System and the Securities Act and the Exchange Act.

5.5     Financial Covenant. As of (a) the Closing Date, (b) the date of each Advance and (c) the last day of each fiscal quarter of the Borrower, EBITDA shall not be less than the EBITDA Target.

Article 6

Negative Covenants

In addition to the other undertakings contained in this Agreement, the Borrower hereby covenants to the Lender that, until the principal amount of the Loan, all interest thereon and all other amounts payable under this Agreement, the Note and the other Loan Documents have been paid to the Lender in full and the Commitment has been terminated, without the prior written consent of Lender in its sole discretion, the Borrower will not:

6.1     Indebtedness. Incur Indebtedness, or cause or permit any Subsidiary of the Borrower to incur Indebtedness, except, without duplication, for:

(a)     Obligations under this Agreement, the Note and the other Loan Documents;

(b)     Indebtedness under to the Action Capital Line of Credit or any replacement, substitution or refinancing thereof that is approved by the board of directors of the Borrower up to the maximum amount of the lender’s commitment thereunder as it exists on the date of this Agreement;

(c)     Indebtedness under the Euston House Financings;

(d)     Indebtedness arising in the ordinary course of business under any credit card or credit card purchase program for the account of the Borrower or any Subsidiary thereof not to exceed $300,000 in the aggregate for the Borrower and all Subsidiaries at any time outstanding;

(e)     Other Indebtedness existing as of the date hereof disclosed in the Borrower SEC Reports;

(f)     Indebtedness in respect of capitalized leases (and extensions, renewals and replacements thereof);

(g)     Indebtedness secured by purchase money security interests permitted by Section 6.2(m);

(h)     Indebtedness comprised of reimbursement obligations arising under or in connection with (i) letters of credit, bankers’ acceptances and bank guaranties including the Pledge Agreements and (ii) surety bonds, performance bonds and similar instruments created for the account thereof, up to an aggregate maximum amount for (i) and (ii) of $1,000,000 at any time outstanding;

(i)     Indebtedness arising as a direct result of Order(s) against the Borrower or any Subsidiary thereof, in each case not constituting an Event of Default;

(j)     Unsecured Indebtedness representing any Taxes to the extent such Taxes are being contested by the Borrower or any Subsidiary in good faith by appropriate proceedings and adequate reserves are being maintained in accordance with GAAP;

(k)     Guaranties of Indebtedness of a Subsidiary permitted under this Section 6.1;

(l)     Indebtedness and other obligations under clauses (vi), (vii) and (viii) of the definition of Indebtedness, in an aggregate amount not exceeding $500,000 at any time outstanding;

(m)     Intercompany Indebtedness between Borrower and its Subsidiaries or between Subsidiaries consistent with past practices; and

(n)     If all of the Covenant Release Conditions shall be satisfied at the time of the borrowing, additional unsecured Indebtedness in an aggregate amount not exceeding $5,000,000 at any time outstanding which ranks pari passu with or subordinate to the Loan.

6.2     Liens. Create or permit to exist any Lien on any of the real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired) of the Borrower or any Subsidiary thereof, except, without duplication, for:

(a)     Liens on the collateral held by Action Capital or any successor thereof permitted under Section 6.1(b) with respect to the maximum permissible Indebtedness under the Action Capital Line of Credit as of the date hereof;

(b)     Liens securing reimbursement obligations under the Pledge Agreements up to a maximum amount of $1,000,000 at any time outstanding;

(c)     Liens securing the Euston House Financings up to a maximum amount of £503,000 at any time outstanding;

(d)     Other Liens existing as of the date hereof disclosed in the Borrower SEC Reports;

(e)     Liens for Taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves in accordance with GAAP; and

(f)     Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law, (ii) Liens incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA), (iii) Liens in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being contested in good faith by appropriate proceedings for which adequate reserves are being maintained and (iv) Liens for security in connection with leaseholds of the Borrower and classroom services agreements or other similar purposed deposits.

(g)     In the case of real properties, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by the Borrower;

(h)     Statutory Liens of landlords with respect to real properties that do not singly or in the aggregate materially interfere with the use of property in the ordinary course of business consistent with past practices;

(i)     Any interest or title of a lessor, licensor or sublessor under any lease, license or sublease entered into by Borrower or any Subsidiary as lessor in the ordinary course of business and covering only the assets so leased, or subleased;

(j)     In the case of the Borrower Intellectual Property owned by the Borrower or any Subsidiary, exclusive and non-exclusive license agreements entered into by Borrower or any Subsidiary as licensor in the ordinary course of business consistent with past practices, pursuant to the sale of Borrower or any Subsidiary products or services to client of the Borrower or any Subsidiary;

(k)     Exclusive and non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights entered into by the Borrower or its Subsidiaries as licensee in the ordinary course of business consistent with past practices;

(l)     Liens securing Indebtedness in respect of capitalized leases (and extensions, renewals and replacements thereof);

(m)     Liens that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring only such property; and

(n)     Other Liens securing Orders for the payment of money not constituting an Event of Default.

6.3     Mergers, Consolidations, Sales. Not, and not permit any Subsidiary to:

(a)     merge or consolidate, or purchase or otherwise acquire all or substantially all of the assets or any capital securities of any class of, or any partnership or joint venture interest in, any other Person or business; or

(b)     sell, transfer, convey or lease all or any substantial part of its assets or capital securities (including the sale of capital securities of any Subsidiary) except for sales of inventory or provision of services in the ordinary course of business;

provided, however, the restrictions set forth in paragraphs (a) and (b) shall not apply to: (i) any such merger, consolidation, sale, transfer, conveyance, lease or assignment of or by any Subsidiary into the Borrower or into any other Subsidiary; (ii) any purchase or other acquisition by the Borrower or any Subsidiary of the assets or capital securities of any other Subsidiary; (iii) liquidation of any Subsidiary resulting in the distribution of the asset thereof to another Subsidiary or the Borrower; or (iv) sales and dispositions of assets between the Borrower and any Subsidiary or between Subsidiaries in accordance with the accounting policies of the Borrower and Subsidiaries.

6.4     Modification of Organizational Documents. Not permit the charter, by-laws or other organizational documents of the Borrower or any Subsidiary to be amended or modified in any way in a manner that is adverse to the Lender.

6.5     Transactions with Affiliates. Other than transactions consistent with past practices in the ordinary course of business, or otherwise permitted hereunder not, and not permit any Subsidiary to (a) pay any management fees to, (b) redeem any securities of, or (c) enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any Affiliate which is on terms which are less favorable than are obtainable from any Person which is not an Affiliate of the Borrower; provided, the foregoing shall not prohibit: (x) any Subsidiary paying management fee to the Borrower for services rendered and (y) intercompany transfer pricing between the Borrower and its Subsidiaries in the ordinary course of business consistent with past practices.

6.6     Sale of Equity Securities. If the Borrower shall issue or sell any shares of its Common Stock without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issuance or sale (any such issuance or sale herein referred to as a “Dilutive Issuance”), then, forthwith upon such Dilutive Issuance, the Conversion Price shall be reduced automatically to the price determined by dividing:

(a)     an amount equal to the sum of (i) the total number of shares of Common Stock outstanding immediately prior to such issuance or sale (including as outstanding all shares of Common Stock issuable upon conversion of the outstanding Loan at the existing Conversion Price) multiplied by the existing Conversion Price in effect immediately prior to such issuance or sale, plus (ii) the consideration, if any, received by the Corporation upon such issuance or sale of additional securities, by

(b)     the total number of shares of Common Stock outstanding immediately after such issuance or sale (including as outstanding all shares of Common Stock issuable upon conversion of the outstanding Loan at the existing Conversion Price).

(c)     Notwithstanding the foregoing, no adjustment of the Conversion Price shall be made (x) in respect of any options (both qualified and non-qualified), restricted stock grants or other securities issued pursuant to the Borrower’s 2018 Equity Incentive Plan (as it may be amended or any successor equity incentive plan that is approved by the Board and the Borrower’s stockholders) or any non-qualified stock options granted by the Board, (y) the exercise of any outstanding options or options granted hereafter pursuant to the Borrower’s 2007 Equity Incentive Plan or the 2018 Equity Incentive Plan (as it may be amended or any successor equity incentive plan that is approved by the Board and the Borrower’s stockholders) or any non-qualified stock options granted by the Board, or (z) the sale of any equity securities of the Borrower or securities convertible into equity securities of the Borrower pursuant to a public offering registered under the Securities Act.

Article 7

Conditions Precedent

7.1     Conditions Precedent to Closing. The effectiveness of the Lender’s Commitment, and if requested by the Borrower, to make the initial Advance on the Closing Date, is subject to the fulfillment, as determined in the sole discretion of the Lender, of the following conditions precedent on or prior to the Closing Date:

(a)     Representations and Warranties True. The representations and warranties of the Borrower contained in this Agreement and in all certificates, documents and instruments delivered pursuant to this Agreement and the other Loan Documents shall be true and correct in all material respects as of the date made or deemed made;

(b)     Performance and Compliance. The Borrower shall have performed and complied with all agreements and conditions in this Agreement which are required to be performed or complied with by the Borrower on or prior to the Closing Date;

(c)     No Event of Default. No Event of Default, or event which with notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing;

(d)     Loan Documents and other Documents. The Lender shall have received duly executed original copies of the following documents:

(i)     this Agreement;

(ii)     the Note; and

(iii)     such other documents, approvals, certificates or instruments as are reasonably requested by the Lender.

(e)     Purchase Agreement Closing. The transactions contemplated by the Purchase Agreement shall have been consummated.

(f)     No Material Adverse Effect. Since December 31, 2017, no Material Adverse Effect shall have occurred with respect to the Borrower;

(g)     Secretary’s Certificate. The Borrower shall deliver a certificate of the Secretary of the Borrower as to (i) the Certificate of Incorporation of the Borrower, as amended, and the By-Laws of the Borrower, as amended, (ii) the incumbency and signatures of the executive officers executing the Loan Documents, and (iii) resolutions adopted by the Board of Directors of the Borrower approving the transactions contemplated by this Agreement,

(h)     Other Approvals. All of the Loan Documents shall be satisfactory in form and substance to the Lender.

7.2     Conditions Precedent to Each Advance.

The obligation of the Lender to provide any Advance is subject to the fulfillment, as determined by the Lender, of the following conditions precedent on or prior to the making of such Advance:

(a)     the representations and warranties of the Borrower contained in this Agreement and the other Loan Documents shall be true and correct in all material respects, before and after giving effect to the proposed Advance, as though made on and as of such date;

(b)     no event has occurred and is continuing, or would result from such proposed Advance or from the application of the proceeds therefrom, which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both;

(c)     before and after giving effect to the proposed Advance and to the application of the proceeds therefrom, the aggregate unpaid principal amount of all Advances outstanding from all Borrowers does not exceed the Commitment;

(d)     as of the date of the Advance and after giving effect to the Advance, the Borrower shall be in compliance with the financial covenant set forth in Section 5.5;

(e)     the Borrower shall have delivered to the Lender an executed Notice of Advance, and such Notice of Advance shall constitute the Borrower’s confirmation that each of the conditions precedent to the Advance set forth in this Section 7.2 shall be correct and satisfied as of the date of the Notice of Advance and as of the date of the Advance; and

(f)     the Borrower is in full and complete compliance with all of the terms, conditions and provisions of this Agreement and the Loan Documents in all material respects.

7.3     No Advances Required in Event of Default. The Lender shall not be required to make any Advance hereunder, at the time when the request for such Advance is made, there exists an Event of Default under this Agreement or the Loan Documents; provided, however, the Lender may, in its sole discretion, make Advances notwithstanding the existence of such an Event of Default and any Advance so made shall be deemed to have been made pursuant to this Agreement and the Note, but the making of such Advance shall not constitute a waiver of said Event of Default or any subsequent Event of Default.

Article 8

Events of Default

8.1     Events of Default. Each of the following events and occurrences shall constitute an Event of Default under this Agreement:

(a)     default in the payment when due of (i) the principal with respect to the Loan, (ii) the interest with respect to the Loan and continuance thereof for five (5) calendar days, or (iii) the payment when due of any other amount payable by the Borrower hereunder or under any other Loan Document and continuance thereof for five calendar (5) days;

(b)     (i) any default in the payment of principal or interest of any Indebtedness owed pursuant to the Action Capital Line of Credit which results in acceleration thereof, or (ii) any other default (excluding any acceleration of the Euston House Financings as a result of the change of control contemplated in the Purchase Agreement) in the performance of its respective obligations under any other Indebtedness of the Borrower or any Subsidiary in excess of $500,000, which results in the acceleration thereof;

(c)     default in the payment when due, or in the performance or observance of, any material Liability of the Borrower where such default, singly or in the aggregate with all other such defaults, would reasonably be expected to have a Material Adverse Effect, and continuance thereof for ten (10) calendar days;

(d)     the Borrower shall fail to observe or perform in any material respect any covenant contained in this Agreement (other than as described in (a), (b) or (c) above), and if such failure is capable of being cured, such failure shall continue unremedied for thirty (30) calendar days after Borrower has received written notice from Lender of such Event of Default;

(e)     any representation or warranty made by the Borrower in this Agreement or any Loan Document, or in any certificate or document delivered pursuant to or in connection with this Agreement, shall prove to have been false or misleading in any material respect when made or deemed made;

(f)     the Borrower or any Subsidiary shall generally not pay its Indebtedness as such Indebtedness become due, or shall admit in writing its inability to pay its Indebtedness generally, or shall make a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Borrower or the Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of Borrower or Subsidiary or its debts under any law relating to bankruptcy, insolvency or reorganization or relief or protection of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian, or other similar official for Borrower or Subsidiary or for any substantial part of the Borrower’s or such Subsidiary’s property and, in the case of any such proceeding instituted against the Borrower or such Subsidiary (but not instituted by it), shall remain undismissed or unstayed for a period of sixty (60) days; or the Borrower or such Subsidiary shall take any action to authorize any of the actions set forth above in this paragraph (f); or

(g)     a final judgment or order for the payment of money in excess of $500,000, which is not covered by insurance, shall be rendered against the Borrower and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order, or (ii) a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect for any period of thirty (30) consecutive days.

8.2     Remedies. During the continuance of any such Event of Default, the Lender may, by written notice to the Borrower (provided, no such notice shall be required upon the occurrence of any event described in (f) above), terminate the Commitment, and (a) declare (i) the principal of and accrued interest on all of the Loan, under the Note, or hereunder, to be, and the same shall thereupon forthwith become, due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, and/or (ii) all other amounts hereunder and under the other Loan Documents to become immediately due and payable and such amounts shall become immediately due and payable without presentment, demand, protest or other notice, all of which are hereby expressly waived, and/or (b) exercise any other remedy or right available to the Lender hereunder, under the Note, under the other Loan Documents or under any other document or agreement, or available at law, by statute or in equity.

Article 9

Miscellaneous

9.1     Termination. This Agreement shall terminate, except as otherwise provided herein, upon the earlier of (a) the Maturity Date, and (b) after Advances aggregating the full amount of the Commitment have been made, the date of the conversion of the aggregate outstanding balance of the Loan into Conversion Shares and the payment in full of all accrued interest on the Loan.

9.2     Entire Agreement; No Assignment. This Agreement, the Note, the Loan Documents and the documents referred to herein constitute the entire agreement of the parties hereto with respect to the subject matter hereof and shall supersede any prior expressions of intent or understandings with respect to this transaction. Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party, except that the Lender may transfer Conversion Shares as permitted by this Agreement or under the Securities Act. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or will confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever or under or by reason of this Agreement.

9.3     Amendment; Waiver; Cumulative Rights. The written consent of both the Lender and the Borrower shall be required for all amendments and modifications to this Agreement or any other Loan Document; the written consent of the Lender shall be required for all waivers of the terms hereof and thereof. The failure or delay of the Lender to require performance by the Borrower of any provision of this Agreement or any other Loan Document shall not affect its right to require performance of such provision unless and until such performance has been waived in writing by the Lender in accordance with the terms hereof. Each and every right or remedy granted to the Lender hereunder or under any other document or instrument delivered hereunder or in connection herewith, or allowed to the Lender at law or in equity or by statute, shall be cumulative and may be exercised from time to time, it being the intention of the parties hereto that no right or remedy hereunder is exclusive of any other right or remedy or remedies, and that each and every such right or remedy shall be in addition to any other right or remedy given hereunder under the Loan Documents or now or hereafter existing at law or in equity by statute.

9.4     Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the laws of the State of New York, without regard to the conflicts of laws provisions therein. The parties hereto further agree and consent that jurisdiction and venue for any action brought related to or arising out of this Agreement shall be the state courts or the federal courts located in the State of New York (each party herby agreeing not to challenge the jurisdiction of the state courts or the federal courts located in the State of New York or appropriateness of such venue).

9.5     WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.6     Notices. All notices, consents and other communications given under this Agreement shall be in writing and shall be given by personal delivery, United States first class mail with postage prepaid, facsimile or recognized overnight courier, and shall be deemed delivered upon receipt at the address or facsimile number for such party set forth on the signature page hereof, or to such other address or facsimile number as may be furnished by such Party by notice in the manner provided herein.

9.7     Severability and Savings Clause. If any provision of this Agreement is held to be invalid or unenforceable by any court or tribunal of competent jurisdiction, the remainder of this Agreement shall not be affected thereby, and such provision shall be carried out as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability.

9.8     Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The Parties may deliver this Agreement and the other documents contemplated hereby by facsimile or in .pdf format sent by electronic mail, and such documents shall be deemed, for all purposes, to be original documents.

9.9     Indemnity. The Borrower hereby agrees to defend, indemnify and hold the Lender, and each of its officers, agents, directors, employees, “controlling persons” (as controlling persons is defined under applicable security laws) or Affiliates (each an “Indemnified Party”) harmless from and against any and all claims, damages, judgments, penalties, costs and expenses (including, without limitation, reasonable attorney fees and court costs now or hereafter arising from the aforesaid enforcement of this clause) arising directly or indirectly from or with respect to any investigation, subpoena, litigation or proceeding related to or arising out of this Agreement or any other document to be delivered hereunder or in connection herewith or any transaction contemplated hereby or thereby (but in any case excluding any such claims, damages, losses, liabilities, costs or expenses incurred by reason of the gross negligence or willful misconduct of the Indemnified Party). The obligations of the Borrower under this Section 9.8 shall survive the payment in full of the Loan.

9.10     Further Assurances. The Lender and the Borrower shall, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such supplements hereto and such further instruments as may reasonably be required for carrying out the intention of or facilitating the performance of this Agreement and the other Loan Documents or any other documents, agreements, certificates and instruments to which the Borrower is a party or by which the Borrower is bound in connection with this Agreement.

[The rest of this page is intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized signatories as of the day and year first written above.

BORROWER: Address: 13650 Dulles Technology Drive Herndon, VA 20171	LEARNING TREE INTERNATIONAL, INC. By /s/ RICHARD SPIRES Richard Spires Chief Executive Officer

LENDER: To such address as the Lender shall have notified the Borrower in writing	THE KEVIN ROSS GRUNEICH LEGACY TRUST By /s/ DONNA GRUNEICH Donna Gruneich, Trustee

Signature Page to Line of Credit

EXHIBIT A

PROMISSORY NOTE

$5,000,000.00	Dated: June , 2018

For value received, LEARNING TREE INTERNATIONAL, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of THE KEVIN ROSS GRUNEICH LEGACY TRUST (the “Lender”), pursuant to the Line of Credit Agreement, dated as of the date hereof (as it may be amended, the “Agreement”), , between the Borrower and the Lender, the principal amount of FIVE MILLION DOLLARS ($5,000,000.00), or such lesser amount as shall represent the unpaid principal amount of the Loan made by the Lender to the Borrower pursuant to the Agreement. The Borrower shall pay interest on the unpaid principal amount of the Loan at a rate per annum determined from time to time pursuant to the Agreement, and to pay all other amounts due or which may become due from time to time pursuant to the terms of such Agreement. Interest shall be payable on the last day of each fiscal quarter of the Borrower, on each date that principal payments are paid, and on the Maturity Date. All such payments of principal, interest and other amounts shall be made in lawful money of United States of America as provided in the Agreement in Federal or other funds immediately available to the account of the set forth in said Agreement.

This Promissory Note (the “Note”) is the Note referred to in the Agreement. This Note shall mature and become due and payable on the tenth anniversary of the date of issuance hereof (the “Maturity Date”), or on such earlier date upon which this Note shall be accelerated in accordance with the Agreement.

The outstanding balance of this Note is convertible, at the option of the Lender in its sole discretion at any time prior to the Maturity Date, into shares of Common Stock, par value $.01 per share, of the Company, at the Conversion Price (as adjusted from time to time) set forth in the Agreement.

The Borrower hereby waives presentment for payment, demand, diligence, protest or notice of protest and notice of dishonor and all other formalities whatsoever.

The terms and provisions of the Agreement are hereby incorporated into this Note and made a part hereof by reference as if set forth herein. Reference is made to such Agreement for provisions regarding the Loan, the interest rates applicable thereto, principal repayments or prepayments on the Loan, other amounts due, and circumstances pursuant to which this Note and the amounts due hereunder may be accelerated, among others. Additionally, reference is made to the Agreement regarding waivers of defenses, consent to jurisdiction, defaults and remedies with respect to the obligations hereunder, and related matters.

This Note may not be changed or terminated orally but may be amended only by a writing signed by the Lender and Borrower. This Note shall bind the legal representatives, successors and assigns of the undersigned and shall inure to the benefit of the holder hereof and its successors and assigns.

This Note shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws.

LEARNING TREE INTERNATIONAL, INC. By ________________________________ Richard Spires Chief Executive Officer

[LEGEND FOR BACK OF NOTE]

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR UPON RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT.

PROMISSORY NOTE GRID

Date of Transaction	Amount of Advance	Amount Converted	Total Outstanding Balance	Notation Made By

Promissory Note

EXHIBIT B

NOTICE OF ADVANCE

THE KEVIN ROSS GRUNEICH LEGACY TRUST
Attention: Donna Gruneich, Trustee

Ladies and Gentlemen:

LEARNING TREE INTERNATIONAL, INC., a Delaware corporation (the “Borrower”) refers to the Line of Credit Agreement, dated as of June 29, 2018 (as it may be amended from time to time, the “Agreement”; capitalized terms used herein shall have the same respective meanings as in the Agreement), by and between the Borrower and the Lender hereby gives you notice, irrevocably, pursuant to Sections 2.1 and 7.2 of the Agreement that the undersigned hereby requests an Advance under the Agreement, and in that connection sets forth below the information relating to such Advance (the “Proposed Advance”) as required by Sections 2.1 and 7.2 of the Agreement:

(A)     The Business Day of the Proposed Advance is _______________, ______.

(B)     The aggregate amount of the Proposed Advance is $____________.

(C)     Funding Instructions:

The Borrower hereby affirms to the Lender that:

(1)     the Borrower’s representations and warranties as set forth in the Loan Agreement are true and correct in all material respects as of the date of this Notice of Advance, and after giving effect to the Proposed Advance, will be true and correct on the date the Advance is made;

(2)     the conditions to making the Advance set forth in Section 7.2 of the Agreement are satisfied;

(3)     No Event of Default, or event which with notice or lapse of time or both would become an Event of Default, has occurred and is continuing or would result from the making of the Proposed Advance;

(4)     before and after giving effect to the Proposed Advance, the aggregate principal amount of all Advances made under the Agreement does not exceed the Commitment; and

(5)     the Borrower is in full and complete compliance with all of the terms, conditions and provisions of the Agreement.

Dated: __________________________	LEARNING TREE INTERNATIONAL, INC. By ________________________________ Name: Title:

EXHIBIT C

NOTICE OF CONVERSION

Learning Tree International, Inc.

13650 Dulles Technology Drive

Herndon, VA 20171

Attention: Chief Financial Officer

Reference is made hereby to that certain Line of Credit Agreement, dated as of June 29, 2018 (as it may be amended from time to time, the “Credit Agreement”), between Learning Tree International, Inc. and The Kevin Ross Gruneich Legacy Trust. All capitalized terms used herein shall have the same respective meanings as in the Credit Agreement.

Pursuant to Section 2.3(b) of the Credit Agreement, the Lender hereby notifies the Borrower as follows:

(a)     the current outstanding principal balance of the Loan is $__________________;

(b)     the Lender hereby converts $______________ out of said principal balance into ________________Conversion Shares, at the current Conversion Price of __$____________; the Conversion Shares shall be registered in the name of the Lender:

____     in certificated form

___       in book entry form to the following account of the Lender:

(c)     after giving effect to the conversion, the outstanding principal balance of the Loan is $_______________________;

(d)     the accrued interest on the converted portion of the Loan is $______________, which shall be paid to the Lender upon such conversion;

(e)     the representations and warranties of the Lender in Article 4 of the Credit Agreement are true and correct in all material respects as of the date of this Notice.

Date:	THE KEVIN ROSS GRUNEICH LEGACY TRUST By _________________________________